UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

August 22, 2007

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e). DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

1.             First Amendment to Employment Agreement with United Online, Inc.

On August 22, 2007, United Online, Inc. (“UOL”) and Mark R. Goldston entered into an amendment to Mr. Goldston’s Employment Agreement with UOL dated April 3, 2007 (as amended, the “UOL Agreement”).  Pursuant to the UOL Agreement, Mr. Goldston will continue to serve as UOL’s Chief Executive Officer and Chairman and will also serve as the Chief Executive Officer and Chairman of Classmates Media Corporation (“Classmates”), a wholly-owned subsidiary of UOL, and will in good faith allocate his time between UOL and Classmates in accordance with the goals and objectives established by the Board of Directors of UOL.  On the date of the initial public offering by Classmates of its Class A common stock (the “IPO”), Mr. Goldston will be awarded restricted stock units covering 250,000 shares of UOL’s common stock.  The restricted stock units will vest in three successive equal annual installments upon Mr. Goldston’s continued service with UOL over the three year period measured from the date of the IPO.

2.             Employment Agreement with Classmates Media Corporation

On August 22, 2007, Mr. Goldston entered into an employment agreement with Classmates which will become effective on the date of the IPO and continue through the third anniversary thereof, unless sooner terminated by either party (the “Classmates Agreement”).  Under the Classmates Agreement, Mr. Goldston will serve as the Chief Executive Officer and Chairman of Classmates and will also serve as the Chief Executive Officer and Chairman of UOL and will in good faith allocate his time between Classmates and UOL in accordance with the goals and objectives established by the Board of Directors of Classmates.  Pursuant to the Classmates Agreement, Mr. Goldston will receive a base salary of $1 per year or such greater amount as may be determined from time to time.  Mr. Goldston will also be eligible to receive annual bonuses (payable in Classmates stock, cash or a combination thereof) and equity awards with respect to Classmates stock.

On the date of the IPO, Mr. Goldston will receive options to purchase 4.2857% of the fully diluted shares of Classmates Class A common stock at an exercise price equal to the IPO price.  For purposes of the Classmates Agreement, “fully diluted shares of Class A common stock” means, on the date of the IPO, the total number of outstanding shares of Class A common stock assuming (i) the exercise of all options, warrants and similar securities exercisable for Class A common stock that are outstanding or issuable pursuant to then existing agreements, (ii) the conversion or exchange of all other securities convertible into or exchangeable for shares of Class A common stock (including Classmates Class B common stock), treating all shares of Class A common stock covered by restricted stock units and similar instruments that are outstanding or issuable pursuant to then existing agreements as outstanding, and (iii) the sale by the underwriters in the IPO of all of the shares of Class A common stock covered by the IPO underwriting agreement, including all of the shares subject to the over-allotment option.  In the event the over-allotment option is not exercised in full by the underwriters, an appropriate number of Mr. Goldston’s options will be cancelled and his option agreement will be amended in order to achieve the intended percentage of fully diluted Class A common stock.

The options will vest and become exercisable in three successive equal annual installments upon Mr. Goldston’s continued service with Classmates and/or UOL over the three-year period measured from the date of the IPO.  The options will accelerate and become immediately exercisable in the event that (i) Classmates terminates Mr. Goldston’s employment without cause (as defined in the Classmates Agreement), or if Mr. Goldston is employed by UOL but not Classmates and UOL terminates Mr. Goldston’s employment without cause (as defined in the UOL Agreement), (ii) Mr. Goldston’s employment with Classmates or UOL (if Mr. Goldston is employed by UOL but not Classmates) is terminated due to his death or disability or (iii) Mr. Goldston is terminated without cause or resigns for specified reasons from Classmates in connection with or following a corporate transaction (as defined in the Classmates Agreement), or if Mr. Goldston is employed by UOL but not Classmates and he is terminated without cause or resigns for specified reasons from UOL in connection with or following a corporate transaction (as defined in the UOL Agreement).

To the extent Mr. Goldston’s employment is terminated as described in clauses (ii) or (iii) of the immediately preceding paragraph, each option to purchase Classmates Class A common stock held by him at such time will remain exercisable until the earlier of (A) one year following the date of such termination or resignation and (B) the expiration date of the option.

If Classmates terminates Mr. Goldston’s employment without cause, or he otherwise resigns for specified reasons in connection with or following a corporate transaction (as defined in the Classmates Agreement), subject to his execution of a release of all claims against Classmates and his compliance with certain non-competition and non-solicitation provisions, Mr. Goldston will be entitled to a lump sum severance payment in cash equal to three times the sum of his (i) base salary and (ii) annual bonus, if any, paid in the preceding 12 months.  In addition, all of Mr. Goldston’s outstanding equity awards with respect to Classmates stock will be fully vested and exercisable.

Mr. Goldston will also receive a payment equal to any excise taxes (with a full-gross-up) he incurs under Section 4999 of the Internal Revenue Code in connection with any payments made to him in the event Classmates undergoes a change in control.

Mr. Goldston has agreed that, for a period of one year following the termination of his employment with Classmates, he will not engage in specified competitive business activities.

The foregoing descriptions of the material terms of the employment agreements of Mr. Goldston do not purport to be complete descriptions of his agreements and are qualified in their entirety by reference to such agreements, which will be filed as exhibits to UOL’s Form 10-Q for the quarterly period ending September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2007	UNITED ONLINE, INC.

/s/ Neil P. Edwards
Neil P. Edwards
Interim Chief Financial Officer